Exhibit 99.1

Dendreon Reports Preliminary D9902A Trial Data For Provenge

In Patients With Advanced Prostate Cancer

— Also Announces D9901 Final Three-Year Survival Data Will Be

Presented At ASCO Prostate Cancer Symposium —

SAN FRANCISCO, CA, January 11, 2005 – Dendreon Corporation (Nasdaq: DNDN) today announced at the 23rd Annual JPMorgan Healthcare Conference the preliminary data from its D9902A study of Provenge®, the Company’s investigational immunotherapy for the treatment of advanced prostate cancer.

The final analysis of the primary endpoint, time to disease progression, in D9902A did not show a statistically significant delay in time to disease progression in the overall group or in the Gleason score subgroups. An interim analysis of overall survival in the intent-to-treat patient population, the secondary endpoint of the D9902A study, indicated that both the survival rates and the median survival benefit compared to placebo are similar to the results observed in the final three-year survival analysis of the D9901 study reported in October 2004. The results from the D9901 study demonstrated a survival benefit in the overall intent-to-treat patient population. The Company plans to complete the final pre-specified, three-year survival analysis of the D9902A study in the second half of 2005. As in previous studies, Provenge was generally well tolerated.

“We are encouraged that the interim survival rates and the median survival benefit are similar to those observed in the D9901 study,” said Robert Hershberg, M.D., Ph.D., senior vice president and chief medical officer at Dendreon Corporation. “While D9902A is a relatively small study, we believe the data will contribute to the large body of information we have from the multiple clinical trials of Provenge. We intend to utilize these data in our ongoing discussions with the FDA to determine the most expeditious route to obtain potential regulatory approval of Provenge.”

The Company also announced that the final D9901 results, including the three-year survival data, will be presented in an oral presentation at the American Society of Clinical Oncology’s 2005 Prostate Cancer Symposium in Orlando, February 17th – 19th.

The D9902A study was a double-blind, placebo-controlled Phase 3 study of Provenge in patients with asymptomatic, metastatic, androgen-independent prostate cancer. D9902A was originally designed to be the companion study to Dendreon’s completed first Phase 3 study, D9901. The D9902A study was stopped in 2002 after 98 patients were enrolled when the analysis of D9901 showed that no significant benefit in time to disease progression had been observed in the overall group, but that a benefit was seen in the subgroup of patients with Gleason scores of seven and less. The Company amended the D9902A protocol to become what is the ongoing D9902B pivotal Phase 3 study.

Prostate cancer is the number one non-skin cancer in the United States and the third most common cancer worldwide. More than one million men in the United States have prostate cancer, with an estimated 220,000 new cases of prostate cancer diagnosed each year. More than 30,000 men die each year of the disease.

-more-

Dendreon will present today at the 23rd Annual JPMorgan Healthcare Conference at 10:30 a.m. Pacific Time, 1:30 p.m. Eastern Time. A live webcast of the presentation can be accessed by visiting Dendreon’s website www.dendreon.com under the “Investor/Webcasts & Presentations” section or http://equityconferences.jpmorgan.com. A replay of the presentation will begin 3 hours after the actual presentation and will be available for 90 days.

About Provenge

Provenge is designed to stimulate a patient’s immune system against prostate cancer. It is developed through Dendreon’s proprietary Antigen Delivery Cassette™ technology, which utilizes a recombinant form of an antigen found in 95 percent of prostate cancers, prostatic acid phosphatase (PAP). Provenge is being further evaluated in the ongoing, pivotal Phase 3 trial (D9902B) under a Special Protocol Assessment agreement with the U.S. Food and Drug Administration. Provenge also has Fast Track designation. The double-blind, placebo-controlled trial is enrolling patients at leading cancer centers around the country. To learn more about the trial, go to www.dendreon.com.

About Dendreon

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the development of innovative cancer treatments. In addition to its immunotherapies in clinical and preclinical development for a variety of cancers, Dendreon’s product pipeline also includes monoclonal antibody and small molecule product candidates. Dendreon has research and development alliances with Genentech, Inc., Abgenix, Inc. and Dyax Corp. For more information about the company and its programs, visit www.dendreon.com.

Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties surrounding the efficacy of Provenge to treat men suffering from prostate cancer, risks and uncertainties surrounding the presentation of data to the FDA and approval of product applications by the FDA and risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics. Factors that may cause such differences include risks related to our limited operating history, risks associated with completing our clinical trials, the risk that the safety and/or efficacy results of a clinical trial for Provenge will not support an application for a biologics license, the risk that the FDA may interpret data differently than we do or require more data or a more rigorous analysis of data than expected, the risk that the FDA will not approve a product for which a biologics license has been applied, the risk that the results of a clinical trial for Provenge or other product may not be indicative of results obtained in a later clinical trial, risks that we may lack the financial resources and access to capital to fund required clinical trials or commercialization of Provenge, our dependence on the efforts of third parties, including collaborators, and our dependence on intellectual property. Further information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations, are contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

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Contact:

Monique M. Greer

Sr. Director, Corporate Communications

Dendreon Corporation

206-829-1500